April 27, 2012

Bob Smith. CEO

Vision Motor Company

1000 2nd Avenue, Suite 312

North Myrtle Beach, SC 29582

Lou Camilli, President

Enerpulse, Inc.

2451 Alamo Ave. SE

Albuquerque, MN 87108

Dear Mr. Camilli:

Vision Motor Company is pleased to inform you that Enerpulse Inc. has been nominated as the sole supplier of Pulse Plugs for our SEER ngv vehicle platform. This nomination is for the "life of platform" and is awarded at the agreed price $8.47/unit

We expect Enerpulse to initiate required tooling immediately upon receipt of this letter, and to be production ready no later than August 1, 2012. Planning volumes are as follows:

o	2012	1,000 Vehicles	4,000 Pulse Plugs
o	2013	5,000 Vehicles	20,000 Pulse Plugs
o	2014	25,000 Vehicles	100,000 Pulse Plugs
o	2015	50,000 Vehicles	200,000 Pulse Plugs

We look forward to working with you.

Sincerely,

Bob Smith, CEO

1000 2nd. Ave. South, Suite 312, North Myrtle Beach, SC 29582	Phone: 843·424-8940
www.visionmotorcompany.com	bob@visionmotorcompany.com